Exhibit 21.1

SUBSIDIARIES OF ENGILITY HOLDINGS, INC.

Entity Name	State of Organization
Engility Corporation	Delaware
Dynamics Research Corporation	Massachusetts
New East Holdings, Inc.	Delaware
East Merger Sub, LLC	Delaware